Exhibit 99.(h)(14)

AMENDMENT TO SERVICES AGREEMENT BY AND AMONG NATIONAL FINANCIAL SERVICES LLC, FIDELITY BROKERAGE SERVICES LLC, FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC., NORTHERN LIGHTS DISTRIBUTORS,  INC., AND TRIBUTARY CAPITAL MANAGEMENT,  LLC

THIS AMENDMENT, effective as of the first day of August, 2013, is by and among National Financial Services LLC (“NFS”), Fidelity Brokerage Services LLC (“FBS”), Fidelity Investments Institutional Operations Company, Inc. (“FIIOC”), Northern Lights Distributors, LLC (“Distributor”) and Tributary Capital Management, LLC (“Adviser”) (collectively the Distributor and Adviser shall be referred to as “Fund/Agent”);

WITNESSETH:

WHEREAS, NFS, FBS, FIIOC, and Fund/Agent entered into a Services Agreement dated August 1, 2009  (the “Agreement”), with regard to certain administrative services provided to beneficial owners of shares of mutual funds or other investment products associated with Fund/Agent; and

WHEREAS, the parties now desire to amend the Agreement as provided for in the relevant sections thereof.

NOW THEREFORE, in consideration of the above premises the parties now amend the Agreement by:

(1)                             The following defined terms and associated definitions are hereby deleted from the “Definitions” section of the Agreement and said section is re-lettered accordingly: “Charitable Gift Fund Pools”; “CGF Pools”; “SAI Funds” and “Intermediary Plans.”

(2)                              Restating in its entirety Article One, Section I.D as follows:

D.                                 Agency Trading

Fund/Agent hereby appoints NFS as its agent for the sole and limited purpose of accepting Orders.  NFS hereby accepts its appointment on the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, NFS shall not be acting as agent for Fund/Agent in any manner whatsoever, except in accepting such Orders. NFS may appoint a third party as its agent (“NFS’ Agent”) for the purpose of receiving Orders on behalf of NFS.  NFS’ Agent may also appoint intermediaries as subagents for the limited purpose of receiving Orders on behalf of NFS. Such Orders received by NFS’ Agent or a subagent shall be deemed received by NFS, and accordingly by Fund/Agent, simultaneously. If Orders are received by NFS, NFS’ Agent or a subagent prior to the Close of Trading on a Business Day or such other time as designated in writing to NFS by Fund/Agent, they shall be treated as having been received by Fund/Agent on such Business Day (“Trade Date”).

The parties acknowledge that some Orders may, pursuant to the practices and procedures of the NSCC, be transmitted through the NSCC “Defined Contribution Clearance and Settlement System.” For such Orders, NFS will, by 9:00 A.M. Eastern Time, or other mutually agreed upon time, each Business Day following Trade Date (“TD + l “), provide to Fund/Agent either summarized trading instructions for the net purchase or net redemption of Shares of the Funds or detailed trading instructions based on Orders accepted by NFS or NFS’ Agent prior to Close of

Trading on the prior Business Day. NFS will provide both summarized and detailed trading instructions to Fund/Agent on TD+1I via Fund/SERV.  Such instructions shall be effected at the public offering price, or such other price as may apply to the transaction, of the Shares of the respective Fund calculated as of the Close of Trading on the Business Day on which the Order was accepted by NFS or NFS’ Agent.

(3)                               Restating in its entirety Exhibit A as attached hereto.

(4)                              Restating in its entirety Exhibit C as attached hereto.

(5)                              Deleting Exhibit D, “Agency Trading Agreement” in its entirety and inserting a blank Exhibit D labeled “Reserved” solely in order to preserve the sequencing of subsequent exhibits.

IN WITNESS WHEREOF, the parties have executed this amendment as of the date first written above.

Tributary Capital Management, LLC		National Financial Services LLC Member NYSE, SIPC

By:	/s/ Stephen R. Frantz	By:	/s/ Charlie Geremia
Name:	Stephen R. Frantz	Name:	Charlie Geremia
Title:	Managing Director	Title:	VP
Date:	9/16/13	Date:	9/26/2013

Northern Lights Distributors, LLC		Fidelity Investments Institutional Operations Company, Inc.

By:	/s/ Mike Nielsen	By:	/s/ Rachel Tyler
Name:	Mike Nielsen	Name:	Rachel Tyler
Title:	CCO	Title:	SVP
Date:	9/20/13	Date:	9/25/2013

Fidelity Brokerage Services LLC Member NTSE, SIPC

		By:	/s/ Carolyn Clancy
		Name:	Carolyn Clancy
		Title:	EVP Funds Network
		Date:	9/25/2013

EXHIBIT A

FEE SCHEDULE

Part I - Universal Fees

The fees set forth in this Part I apply to both the Brokerage Channels and FIIOC Channel:

A.                                  Start Up Fees

Adviser shall pay to NFS a one-time start up fee (“Start Up Fee”) for Fidelity’s initial set up and preparation to support a new group or family of Funds as set forth in Exhibit C, which shall be due and payable to NFS upon the execution of this Agreement and prior to the availability of any such Fund through the Channels.

B.                                  CUSIP Fee

The annual per CUSIP fee (“CUSIP Maintenance Fee”) set forth in Exhibit C is conditionally waived. Fidelity reserves the right to charge the fee if the total market value of Shareholder assets is less than $1.5 million as of December 31st of the preceding year.

Part II- Brokerage Channel Fees

A.                                  Asset-Based Fee for No Transaction Fee Fund Program

For the services provided to the Brokerage Channels by NFS and PBS hereunder in connection with those funds indicated on Exhibit C as participating in the No Transaction Fee (“NTF”) Fund program, Adviser shall pay to NFS the fee set forth in Exhibit C, which is a percent per annum of the daily market value of the total number of shares of such Fund held in accounts at NFS (determined by multiplying the number of such shares times the publicly-reported net asset value of each share), excluding the value of (i) shares that were purchased by customers as a Transaction Fee Fund(ii) shares first placed or purchased in a Fidelity brokerage account after the termination of the Agreement (the “NTF Asset-Based Fee”). In the event the Fund is subsequently changed to a Transaction Fee Fund or, through merger or acquisition by any Fund assets of a third-party mutual fund become subject to this Agreement, Fund shares that were purchased as No Transaction Fee will remain or become subject to the NTF Asset-Based Fee.

B.                 Administrative Fee for Transaction Fee Fund Positions

Adviser shall pay to NFS an administrative fee with respect to PBS and Correspondent positions as set forth in Exhibit C, which is a percentage per annum of the daily market value of the total number of shares of such Fund positions held in accounts at NFS (determined by multiplying the number of such shares times the publicly-reported net asset value of each share) excluding the value of shares that were purchased by customers as a NTF Fund (“Administrative Fee”). In the event the Fund is subsequently changed to a No Transaction Fee Fund or, through merger or acquisition by any Fund assets of a third-party mutual fund become subject to this Agreement, Fund shares that were purchased as Transaction Fee will remain or become subject to the Administrative Fee.

C.                              Invoices

The NTF Asset-Based Fee and Administrative Fee shall be calculated daily and paid monthly in arrears. Subsequent to each month-end, NFS shall send to Adviser one or more statements of the market value of shares of the Fund for which the fees are calculated for the preceding month, together with a statement of the amount of the NTF Asset-Based Fee and/or Administrative Fee.

Part III - FIIOC Channel Fee

For the services provided to the FIIOC Channel by FIIOC hereunder, Adviser shall pay, or shall cause Distributor (to the extent authorized by a 12b-1 plan) to pay to FIIOC the amounts set forth on Exhibit C equal to a percentage per annum of the average aggregate amount invested in the Funds through the FIIOC Plans each calendar month (the “FIIOC Channel Asset-Based Fee”). The average aggregate amount invested through the FIIOC Plans over a calendar month shall be computed by totaling the FIIOC Plans’ daily investments during the month and dividing such total by the actual number of calendar days in the month.  Daily investments shall include amounts invested by the FIIOC Plans either directly or indirectly in the Funds including, but not limited to, direct investments in the Funds and investments in the Funds by “strategy funds” and other customized FIIOC Plan investment options contemplated by Exhibit G.

FIIOC shall calculate the FIIOC Channel Asset-Based Fee at the end of each calendar month and shall forward an invoice to Adviser, along with such other supporting data as may be reasonably requested by Adviser.

Part IV- General

This Part IV applies to both the Brokerage Channels and FIIOC Channel:

The parties agree that the Adviser shall be responsible for payment in full of all the Fees set forth in this Agreement (and related Exhibits and attachments).

Fund/Agent’s acceptance of a trade in a Fund constitutes Fund/Agent’s agreement to be bound by the terms of this Exhibit A with respect to said Fund.

Upon prior written notice to Adviser, Fidelity may change, amend, or waive any fee or the method of payment thereof under this Agreement and Fidelity may issue to Adviser a new or replacement Exhibit A or other writing documenting such change, amendment, or waiver.  Such change, amendment, or waiver shall be effective on the date stated in such notice.  The acceptance by Adviser of any order after the date stated in such notice shall represent Adviser’s agreement to pay such fees to Fidelity.

All fees are due thirty (30) days upon receipt of invoice. In the calculation of fees, Fidelity’s records shall govern unless Adviser can, within 12 months of receipt of invoice, demonstrate that the number of shares or Fund price(s) used in such calculation is inaccurate. Payment shall be by wire transfer or other form acceptable to Fidelity and shall be separate from payments related to redemption proceeds and distributions. If Adviser fails to remit such fees within 30 days, Adviser will be subject to a monthly 1.0% (12% per annum) late charge on aggregate outstanding balances.

UNIVERSAL FEES

Exhibit C

Fee Type	Fee Frequency	Invoice Frequency	Fees
New Fund Family Start Up Fee	One-time	One-time	$25,000 per fund family (already paid)
CUSIP Maintenance Fee	Annual	Annual	$2,000 per year (WAIVED)*

BROKERAGE CHANNEL FEES

NTF Asset-Based Fee	Annual	Monthly	0.40%

			Per position fee (if fully-disclosed}	Omnibus Funds
Administrative Fee (all other Transaction Fee positions)	Annual	Monthly	0.08%	0.10%

Fund Information				Brokerage Channel Participation								FIIOC Channel Participation
				No Transaction Fee (NTF) Fund Program									FllOC Channel
					NTF Channel Availability**				Transaction Fee Funds			FllOC	Redemption Fee Coding
Fund Name	Ticker	Cusip	Share CL	NTF Rate	Personal Investing	Institutional Wealth Services	Correspondents (Commission- Based)	Correspondents (Fee- Based)	Networked Fee	Omnibus	RFN	Channel Service Payment	Minimum Hold Period	Redemption Fee Rate	Notes
TRIBUTARY LARGE CAP GROWTH INSTL	FOLCX	320269723	Inst	0.40%	x	x	x	x	0.08%	0.10%	0.00%	0.40%	N/A	N/A
TRIBUTARY SMALL COFD INSTL CL	FOSCX	320269764	Inst	0.40%	x	x	x	x	0.08%	0.10%	0.00%	0.40%	N/A	N/A
TRIBUTARY GROWTH OPPT INSTL	FOGRX	320269772	Inst	0.40%	x	x	x	x	0.08%	0.10%	0.00%	0.40%	N/A	N/A
TRIBUTARY INCOME INSTL CL	FOINX	320269798	Inst	0.40%	x	x	x	x	0.08%	0.10%	0.00%	0.40%	N/A	N/A
TRIBUTARY BLANCED FD INSTL	FOBAX	320269814	Inst	0.40%	x	x	x	x	0.08%	0.10%	0.00%	0.40%	N/A	N/A
TRIBUTARY SHORT/ INTERM BD INSTL CL	FOSIX	320269830	Inst	0.40%	x	x	x	x	0.08%	0.10%	0.00%	0.40%	N/A	N/A
TRIBUTARY SMALL COFD INSTL PLUS CL	FOSBX	89609H704	Inst Plus	N/A					0.08%	0.10%	0.15%	0.15%	N/A	N/A
TRIBUTARY GROWTH OPPT INSTL PLUS	FOGPX	89609H605	Inst Plus	N/A					0.08%	0.10%	0.15%	0.15%	N/A	N/A
TRIBUTARY LARGE CAP GROWTH INSTL PLUS	FOLPX	89609H506	Inst Plus	N/A					0.08%	0.10%	0.15%	0.15%	N/A	N/A
TRIBUTARY BLANCED FD INSTL PLUS	FOBPX	89609H308	Inst Plus	N/A					0.08%	0.10%	0.15%	0.15%	N/A	N/A
TRIBUTARY INCOME FUND	FOIPX	89609H209	Inst Pl us	N/A					0.08%	0.10%	0.15%	0.15%	N/A	N/A
TRIBUTARY SHORT-INTERMEDIATE FUND	POSPX	89609H100	I nst Pl us	N/A					0.08%	0.10%	0.15%	0.15%	N/A	N/A

*The waiver of the annual fee is conditional. Fidelity reserves the right to charge the fee if the total market value of Shareholder assets is less than $1.5 million as of December 31st of each calendar year.

**For purposes of a Fund’s NTF availability to the Brokerage Channels, the parties acknowledge and agree that (i) the term “Personal Investing’“ is intended to include all accounts that are associated with FBS’s retail business; (ii) the term “Institutional Wealth Services’“ is intended to include all FBS accounts of investment advisers, third party administrators. banks, trust departments and family office clients; (iii) the term “Commission-Based Correspondents’“ is intended to include all traditional commission-based Correspondent